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                                   EXHIBIT A
                                   ---------

          STOCKHOLDERS AGREEMENT dated as of July 28, 1999 (this "Agreement") among Dennis M. Apfel, Jason S. Apfel and Growth Capital Partners, L.L.C., a Delaware limited liability company ("GCP") (collectively, the "Stockholders").

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, each of the Stockholders is the beneficial owner of the number of shares of common stock, $.01 par value ("Common Stock"), and Series A preferred stock (the "Preferred Stock") of FragranceNet.com, Inc., a Delaware corporation (the "Corporation"), set forth opposite such Stockholder's name on the signature page hereto.

          NOW, THEREFORE, in consideration of the mutual benefits to be derived and the conditions and promises herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

          1.  GCP Director; Required Consent.  During the period commencing  on
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the date hereof and continuing until the first to occur of (a) July 31, 2002 or
(b) the date on which GCP beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) shares of Common Stock and/or Preferred Stock of the Corporation representing less than ten percent (10%) of the aggregate voting power of the outstanding capital stock of the Corporation:

          (i) Each Stockholder shall use his or its best efforts to cause the Board of Directors of the Corporation to nominate such of Philip D. Gunn or Theodore V. Buerger as shall be designated by GCP (the "GCP Director") for election as a director of the Corporation, and shall vote all shares of Common Stock and Preferred Stock beneficially owned by such Stockholder for election of the GCP Director as a director of the Corporation, at each annual meeting of the Corporation's stockholders; and

          (ii) Without the written consent of GCP, Dennis M. Apfel and Jason S. Apfel shall not (a) take any action to increase their respective salaries, bonuses or other compensation over the amounts provided in their respective employment agreements dated as of the date hereof or (b) except on terms which are at arms length and approved by a majority of the disinterested directors of the Corporation, enter into any transaction with the Corporation including with respect to the sale or lease of property, including shares of capital stock of the Corporation.

          2. For so long as GCP beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) shares of Common Stock and/or Preferred Stock of the Corporation representing more than ten percent (10%) of the aggregate voting power of the outstanding capital stock of the Corporation, the compensation of Dennis M. Apfel and Jason S. Apfel shall be as determined by agreement between GCP and such person or, if GCP and such person cannot agree, then as determined by a nationally recognized compensation consulting firm.

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          3.  Reorganization, Etc.  The provisions of this Agreement shall apply
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mutatis mutandi to any shares of capital stock resulting from any stock split or
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reverse split, stock dividend, reclassification of the capital stock of the
Corporation, consolidation, merger or reorganization of the Corporation.

          4.  Notices.  Any notice or other communication under this Agreement
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shall be in writing and sufficient if delivered personally, by telecopy or sent by registered or certified mail, postage prepaid, to the address for the Stockholder set forth on the signature page hereof.

          5.  Counterparts.  This Agreement may be executed in any number of
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counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          6.  Entire Agreement.  This Agreement contains the entire agreement
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among the parties hereto with respect to the subject matter hereof.  All of the parties hereto agree that this Agreement may be amended or modified or any provision hereof may be waived only by a written agreement among the parties hereto. This Agreement supersedes all prior understandings, negotiations and agreements relating to the subject matter hereof.

          7.  Governing Law.  This Agreement shall be governed by and construed
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in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to any conflict of laws principles of such State which would apply the laws of any other jurisdiction.

          8.  Headings.  The headings in this Agreement are solely for
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convenience of reference and shall not affect the interpretation of any of the provisions hereof.

          9.  Severability.  If any provision herein contained shall be held to
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be illegal or unenforceable, such holding shall not affect the validity or enforceability of the other provisions of this Agreement.

          10.  Specific Performance.  Each of the parties hereto hereby consents
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and agrees that, in the event of a breach or threatened breach by any party of any provision this Agreement, the other party or parties shall be entitled to an injunction or similar equitable relief restraining the party breaching or threatening a breach from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed under this Agreement by the party breaching or threatening a breach, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security.

                            *          *          *

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          IN WITNESS WHEREOF, each of the parties hereto has executed this
Stockholders Agreement on the date first above written.

Shares of          Shares of
 Common            Preferred
  Stock               Stock
 ----------        ----------


1,960,000            411,636          /s/ Dennis M. Apfel
                                      -------------------
                                             Dennis M. Apfel
                                             2070 Deer Park Avenue
                                             Deer Park, New York 11729


1,470,000            308,939          /s/ Jason A. Apfel
                                      -------------------
                                             Jason S. Apfel
                                             2070 Deer Park Avenue
                                             Deer Park, New York 11729


                                      GROWTH CAPITAL PARTNERS, L.L.C

1,470,000            308,939          By: /s/ Theodore V. Beurger
                                          -----------------------
                                          Name:   Theodore V. Beurger
                                          Title:  Managing Director
                                                  520 Madison Avenue, 40th Floor
                                                  New York, New York 10022

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